Exhibit 10.3

FINAL FORM

SHAREHOLDERS AGREEMENT

This Shareholders Agreement (this “Agreement”) is made and entered into as of [•], 2021 (the “Effective Date”), by and between Ardagh Group S.A., a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 56, Rue Charles Martel, L-2134 Luxembourg, Luxembourg and registered with the Luxembourg Trade and Companies Register under registration number B160804 (“AGSA”), and Ardagh Metal Packaging S.A., a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 56, Rue Charles Martel, L-2134 Luxembourg, Luxembourg and registered with the Luxembourg Trade and Companies Register under registration number B251465 (“AMPSA”).  AGSA and AMPSA are referred to herein individually as a “Party” and together as the “Parties”.

WHEREAS, pursuant to a Transfer Agreement, dated as of February 22, 2021, by and between AMPSA and AGSA, AGSA and its Subsidiaries, in a series of related transactions described therein and in that certain Business Combination Agreement, dated as of February 22, 2021, by and among AGSA, AMPSA, Gores Holdings V, Inc., a Delaware corporation, and Ardagh MP MergeCo Inc., a Delaware corporation (the “BCA”), contributed or transferred to one or more Subsidiaries of AMPSA all the issued and outstanding equity interests of the AMP Entities (the “AMP Transfer”);

WHEREAS, following the closing of the transactions contemplated by the BCA, AGSA holds approximately eighty-one percent (81%) of the issued and outstanding Shares; and

WHEREAS, pursuant to the BCA, AMPSA and AGSA are entering into this Agreement to provide for, among other things, certain governance matters related to AMPSA.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1            Definitions.  Capitalized terms used in this Agreement have the meanings set forth below.

“Action” means any civil, criminal, administrative, disciplinary or other action, suit, proceeding, arbitration, claim, demand, litigation, prosecution, contest, investigation, inquiry, hearing, inquest, complaint, dispute or other legal recourse, including any arbitration tribunal, in each case, by or before a Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person at such time.

“AGSA Group” means AGSA and its Affiliates; provided that for purposes of this definition, AGSA Group shall not include AMPSA or any of its Subsidiaries.

“Board” means the board of directors of AMPSA.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) any other day on which commercial banks in Luxembourg City, Luxembourg, or New York, New York, are authorized or required by legal requirements to close.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of such Person, whether through the ownership of voting securities as a trustee, by contract, or otherwise.

“Controlled Company Eligible” means qualifying as a controlled company under the listing rules of the NYSE.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Governing Documents” means, with respect to AMPSA and any of its Subsidiaries, collectively, such Person’s articles of association, memorandum of association or other similar governing instruments required by the Laws of its jurisdiction of formation or organization.

“Governmental Authority” means any U.S. or non-U.S. national, federal, state, local, supranational, regional, or provincial government or any court of competent jurisdiction, administrative or regulatory agency, board, bureau, arbitrator, tribunal, or arbitral body or commission or other national, state, local, supranational, regional or provincial governmental authority or instrumentality entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by any Governmental Authority.

“IFRS” means the International Financial Reporting Standards and related interpretations as issued by the International Accounting Standards Board (IASB).

“Law” means any U.S. or non-U.S. national, federal, state, provincial, local or supranational law (including common law), statute, code, Governmental Order, consent decree, doctrine, ordinance, rule, regulation, treaty or other legal requirement of any Governmental Authority.

“Necessary Action” means, with respect to a specified result set forth in this Agreement, any action that is necessary or advisable, to the fullest extent permitted by applicable Law, to cause such specified result, including: (a) voting or providing a written consent or proxy with respect to the Shares; (b) causing the adoption of amendments to the Governing Documents;

(c) executing agreements and instruments relating to such specified result; and (d) making, or causing to be made, with any Governmental Authority, all filings, registrations or similar actions, in each case of the foregoing, that are in connection with causing such specified result.

“NYSE” means the New York Stock Exchange.

“PCAOB” means the United States Public Company Accounting Oversight Board and any division or subdivision thereof.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity or a Governmental Authority.

“Representative” means, with respect to any Person, such Person’s Affiliates and its and their respective professional advisors, directors, officers, members, managers, stockholders, partners, employees, agents and authorized representatives.

“Shares” means shares of AMPSA, par value of EUR 0.01 each.

“Subsidiary” of any Person means another Person, of which at least a majority of the outstanding securities or ownership interests having, by their terms, ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, is owned or controlled directly or indirectly by such first Person or by one or more of its Subsidiaries.

ARTICLE II
BOARD MATTERS; APPROVAL RIGHTS

SECTION 2.1     Board Composition.

(a)           As of the Effective Date, the authorized number of directors of the Board (each, a “Director”) shall be eleven (11), of which (i) nine (9) of the Directors shall be appointed upon proposal for nomination by AGSA (the “AGSA Directors”) and (ii) two (2) Directors shall be appointed upon proposal for nomination by Gores Sponsor V LLC, a Delaware limited liability company (the “Sponsor”) pursuant to the terms of the BCA.  At least three (3) of the Directors nominated by AGSA shall satisfy the independence requirements of the NYSE.

(b)           In accordance with AMPSA’s Governing Documents, the Directors shall be divided into three (3) classes of Directors designated as Class I, Class II and Class III.  Each class of Directors shall consist, as nearly equal as possible, of one third (1/3) of the total number of Directors constituting the entire Board. The Class I Directors, including the two Directors designated by the Sponsor, shall serve for a one (1)-year term of office, the Class II Directors shall serve for a two (2)-year term of office, and the Class III Directors shall serve for a three (3)-year term of office.  At each succeeding annual general meeting of AMPSA, successors to the class of Directors whose term expires at that meeting shall be elected for a three (3)-year term of office.

SECTION 2.2     AGSA Representation.

(a)           For so long as the AGSA Group collectively holds a number of Shares representing at least twenty percent (20%) of the Shares then issued and outstanding (the “AGSA Group Requisite Ownership”), AMPSA shall take all Necessary Action to include in the slate of nominees recommended by the Board for election as Directors at each applicable annual or special general meeting at which Directors are to be elected such number of individuals nominated by AGSA so that if elected, there will be a number of AGSA Directors at least proportional to the number of Shares then owned by AGSA.

(b)           If at any time the AGSA Group collectively holds a number of Shares representing less than the AGSA Group Requisite Ownership such that the rights set forth in Section 2.2(a) no longer apply, then any Director previously nominated by AGSA and then serving on the Board shall be entitled to serve for the remainder of his or her term as a Class I, Class II or Class III Director, as applicable, and shall not be required to resign from the Board prior to the expiration of such term.

SECTION 2.3     Chairperson.  For so long as the AGSA Group collectively holds the AGSA Group Requisite Ownership, the AGSA Directors shall have the right to designate the Chairperson of the Board, who as of the Effective Date shall be Mr. Paul R. Coulson.  The Chairperson may, but is not required to be, an AGSA Director.

SECTION 2.4     Committee Representation.  For so long as the AGSA Group collectively holds the AGSA Group Requisite Ownership, the AGSA Directors shall have the right to appoint a number of AGSA Directors to serve on each Committee of the Board that is proportional to the number of Shares AGSA then owns.

SECTION 2.5     Vacancies and Removal.  AGSA shall have the exclusive right to request the removal of any AGSA Director from the Board, and AMPSA shall take all Necessary Action to cause the removal of any AGSA Director at the request of AGSA.  AGSA shall have the exclusive right to appoint or nominate for election, as the case may be, to the Board a Director to fill vacancies created by reason of death, removal or resignation of any then-serving AGSA Director or the Chairperson of the Board, and AMPSA shall take all Necessary Action to cause any such vacancies to be filled by replacement Directors nominated by AGSA as promptly as reasonably practicable.

SECTION 2.6       Board Meetings.  The Parties intend that all meetings of the Board shall be held physically in Luxembourg with the directors participating in such meetings in accordance with AMPSA’s Governing Documents.  Notwithstanding the foregoing, solely to the extent necessary to minimize risk to the health and safety of the directors, meetings of the Board may be held solely by videoconference or teleconference in accordance with AMPSA’s Governing Documents and the Laws of Luxembourg.

SECTION 2.7     Board Meeting Expenses.  AMPSA shall pay all reasonable and documented out-of-pocket costs and expenses (including travel and lodging) incurred by each Director in the course of, and in connection with, his or her service as a Director, including in connection with attending regular and special meetings of the Board, any board of directors or board of managers of any of AMPSA’s Subsidiaries or any of their respective committees.

SECTION 2.8     Controlled Company Exception.  At all times at which AMPSA is Controlled Company Eligible, AMPSA shall take all Necessary Action to avail itself of all “controlled company” exemptions to the rules of the NYSE or any other exchange on which the Shares are then listed and shall comply with all requirements under Law (including Item 407(a) of Regulation S-K) and all disclosure requirements to take such actions.

SECTION 2.9     Sharing of Information.  Each of AMPSA and AGSA agrees and acknowledges that the AGSA Directors may share confidential, non-public information about AMPSA and its Subsidiaries with members of the AGSA Group.

SECTION 2.10   Certain Approvals.  For so long as the AGSA Group collectively holds a number of Shares representing at least forty percent (40%) of the Shares then issued and outstanding, AMPSA will not undertake, or agree to undertake, whether directly or indirectly, any of the following actions without the prior written consent of AGSA; provided that to the extent such action requires shareholder consent or approval as a matter of Law, consent or approval given by AGSA for such purpose shall constitute consent for the purpose of this Section 2.10: (a) any transaction or series of related transactions that results in a direct or indirect sale (including by way of merger, consolidation, recapitalization, reorganization, transfer, sale or other business combination or similar transaction) of greater than forty percent (40%) of the property or assets, or greater than forty percent (40%) of the voting securities of, AMPSA (other than (i) pursuant to any offer to purchase securities made directly to the shareholders of AMPSA that is not approved by the Board, (ii) any merger or issuance of voting securities that does not result in a Person or group of Persons acting together that would constitute a “group” for purposes of Section 13(d) of the Exchange Act becoming the holder of greater than forty percent (40%) of the voting securities of AMPSA, or (iii) any reorganization or recapitalization that does not violate clauses (b) or (c) of this Section 2.10); (b) any liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of AMPSA, except for a liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) in connection with an involuntary case within the meaning of any bankruptcy or similar Law relating to insolvency; (c) any amendment to or modification of the Governing Documents of AMPSA that materially and adversely affects AGSA in its capacity as shareholder of AMPSA; (d) relocation of the corporate headquarters of AMPSA; (e) any change to AMPSA’s corporate name; or (f) any corporate action that would have the effect of eliminating, or materially adversely affecting, any approval right to which AGSA is then entitled pursuant to clauses (a) through (f) of this Section 2.10.

ARTICLE III
FINANCIAL STATEMENTS; ACCESS TO INFORMATION

SECTION 3.1     Financial Statements.  For so long as the AGSA Group collectively holds the AGSA Group Requisite Ownership, AMPSA shall deliver the following to AGSA:

(a)           as soon as available, but in any event within thirty (30) days after the end of each monthly accounting period in each fiscal year; provided that with respect to the third (3rd) month of each fiscal quarter, such monthly report shall be delivered within forty-five (45) days after the end of such applicable fiscal quarter (or such earlier time, to the extent made available to the Board), unaudited consolidated statements of income and cash flows of AMPSA for such monthly period and for the period from the beginning of the fiscal year to the end of such month, and unaudited consolidated balance sheets of AMPSA as of the end of such monthly period, which shall also set forth in each case (unless expressly waived in writing by AGSA) comparisons to the corresponding period in the preceding fiscal year and, if applicable, to budgeted amounts, all prepared in accordance with IFRS, consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(b)           as soon as available, but in any event (i) within thirty (30) days after the end of each quarterly accounting period of AMPSA in each fiscal year, internally prepared draft quarterly financial statements, and (ii) within forty-five (45) days after the end of each quarterly accounting period of AMPSA in each fiscal year (A) the quarterly financial statements of AMPSA (in the forms to be publicly filed by it pursuant to applicable Law, if applicable), or (B) unaudited consolidated statements of income and cash flows of AMPSA for such quarterly period and for the period from the beginning of the fiscal year to the end of such quarter and unaudited consolidated balance sheets of AMPSA as of the end of such quarterly period, which shall also set forth in each case (unless expressly waived in writing by AGSA) comparisons to the corresponding period in the preceding fiscal year and, if applicable, to budgeted amounts, all prepared in accordance with IFRS, consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and shall be certified by a senior executive officer of AMPSA;

(c)           as soon as available, but in any event (i) within forty-five (45) days after the end of each fiscal year of AMPSA, internally prepared draft annual financial statements, and (ii) within sixty (60) days after the end of each fiscal year of AMPSA, (A) the annual financial statements of AMPSA (in the forms required to be publicly filed by it pursuant to applicable Law, if applicable), or (B) a consolidated balance sheet of AMPSA as of the end of such fiscal year, and consolidated statements of income and cash flows of AMPSA for such year, which shall also set forth in each case (unless expressly waived in writing by AGSA) comparisons to the preceding fiscal year and, if applicable, to budgeted amounts, all prepared in accordance with IFRS, consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and audited, for so long as AMPSA is required by applicable Law to provide such audited financial statements, in accordance with the auditing standards of the PCAOB; and

(d)           with reasonable promptness, such other information and financial data concerning AMPSA and its Subsidiaries as any member of the AGSA Group may reasonably request by written inquiry or otherwise, in order to prepare financial or other reports required by applicable Law or as otherwise required in connection with the operation of the business of the AGSA Group or any debt or equity financing or refinancing transactions to be effected by any member of the AGSA Group.

SECTION 3.2     Access to Information.

(a)           For so long as the AGSA Group collectively holds the AGSA Group Requisite Ownership, AMPSA shall permit representatives designated by the members of the AGSA Group, at reasonable times and upon reasonable notice to (i) visit and inspect any of the properties of AMPSA and its Subsidiaries, (ii) examine the corporate and financial records of

AMPSA and its Subsidiaries and make copies thereof or extracts therefrom, and (iii) discuss the affairs, finances and accounts of any such Persons with the Directors, officers, key employees and independent accountants of AMPSA and its Subsidiaries.

(b)           For so long as the AGSA Group collectively holds the AGSA Group Requisite Ownership, AMPSA shall, and shall cause its Subsidiaries to, provide the members of the AGSA Group, in addition to other information that might be reasonably requested by written inquiry by the members of the AGSA Group from time to time (i) to the extent otherwise prepared by AMPSA, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of AMPSA and its Subsidiaries, and (ii) access to the chief executive officer, chief financial officer or other executive officer of AMPSA from time to time at reasonable times and upon reasonable notice to discuss AMPSA’s annual business plan and operating budget.

(c)           For so long as the AGSA Group collectively holds the AGSA Group Requisite Ownership, each of AGSA and AMPSA, upon the reasonable request of the other Party, shall make available to the requesting Party all information, records and documents in its possession that may be relevant to any Tax Return, audit, examination, proceeding or determination with respect to Taxes of AMPSA or any of its Subsidiaries, or any member of the AGSA Group, as the case may be.

SECTION 3.3     Other Information.  For so long as the AGSA Group collectively holds the AGSA Group Requisite Ownership, AMPSA shall promptly provide the members of the AGSA Group with such information as reasonably required or requested by the AGSA Group in connection with any debt or equity financing or refinancing transactions to be effected by them or for purposes of their compliance with applicable Laws or stock exchange regulations.

SECTION 3.4     Confidentiality.  AGSA shall not, and shall cause each member of the AGSA Group not to, disclose any confidential non-public information provided to AGSA or any other member of the AGSA Group, or to any AGSA Director, in each case, pursuant to the terms of this Agreement, to any Person outside of the AGSA Group.  Notwithstanding the foregoing, any member of the AGSA Group shall be permitted to disclose such information to its directors, officers or employees, and any member of the AGSA Group or any AGSA Director shall be permitted to disclose any such information to their respective attorneys, accountants, consultants, advisors and other representatives if such Persons are bound by an obligation to maintain confidentiality with respect to such information.  In addition, any member of the AGSA Group shall be permitted to disclose any confidential non-public information to any Person outside of the AGSA Group (a) to the extent required (i) to comply with applicable Laws or stock exchange regulations, including in connection with the filing of financial or other reports required to be filed with any Governmental Authority or stock exchange, or (ii) by any subpoena, investigative demand, audit or similar process of any Governmental Authority, (b) in connection with any financing or capital raising transaction by any member of the AGSA Group, subject to the execution of one or more customary confidentiality agreements with potential lenders or initial purchasers, or (c) subject to the execution of one or more customary confidentiality agreements, in connection with any transaction involving the direct or indirect sale or other disposition by any member of the AGSA Group of Shares.

ARTICLE IV
INDEPENDENT AUDITORS; COOPERATION

SECTION 4.1     Independent Auditors.  For so long as the AGSA Group collectively holds the AGSA Group Requisite Ownership, AMPSA shall take all Necessary Action to ensure that AMPSA appoints and retains as its independent auditors the same independent registered public accounting firm appointed as the independent auditors of AGSA and its Subsidiaries.

SECTION 4.2     Cooperation.  AMPSA acknowledges that AGSA may in the future determine to effect a reorganization that may include a transaction or series of transactions that would result in shareholders of AGSA receiving direct ownership of Shares, whether by distribution, dividend, exchange offer or other means.  AMPSA hereby agrees that upon the request of AGSA, AMPSA shall cooperate with AGSA in implementing any such reorganization event, including by taking any Necessary Action, to effect any such reorganization event; provided, that AGSA shall bear the expenses of AMPSA in connection with any such reorganization event.

ARTICLE V
MISCELLANEOUS

SECTION 5.1     Amendment and Waiver.  This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each Party.

SECTION 5.2     Severability.  The Parties acknowledge that the rights and obligations provided for in this Agreement are subject to the applicable provisions of applicable Laws and stock exchange regulations. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future applicable Law: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, the Parties agree to cooperate to effect an amendment pursuant to Section 5.1 in order to cure the illegality, invalidity or unenforceability of such provision to effect the terms of such illegal, invalid or unenforceable provision as may be possible.

SECTION 5.3     Entire Agreement.  Except as otherwise expressly set forth herein, this Agreement and the documents referenced herein and therein embody the complete agreement and understanding among the Parties with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way.

SECTION 5.4     Successors and Assigns.  Except for Section 3.4, which shall survive for two (2) years after the termination of this Agreement, and except as may otherwise be explicitly provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by AMPSA and its successors and assigns, and AGSA and its successors and assigns, so long as the AGSA Group collectively holds the AGSA Group Requisite Ownership.

SECTION 5.5     Counterparts.  This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

SECTION 5.6     Remedies.  The Parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that AMPSA and AGSA shall have the right to injunctive relief or specific performance, in addition to all of its rights and remedies at law or in equity, to enforce the provisions of this Agreement.  Nothing contained in this Agreement shall be construed to confer upon any Person who is not a signatory hereto any rights or benefits, as a third party beneficiary or otherwise.

SECTION 5.7     Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date delivered if delivered personally; (b) one (1) Business Day after being sent by an internationally recognized overnight courier guaranteeing overnight delivery; (c) on the date of transmission, if delivered by email, with confirmation of transmission; or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications, to be valid, must be addressed as follows:

if to AGSA, to:

56, Rue Charles Martel

L-2134 Luxembourg

Luxembourg
Attention: Hermanus Troskie

Torsten Schoen

Email:  herman.troskie@maitlandgroup.com

torsten.schoen@ardaghgroup.com

if to AMPSA, to:

56, Rue Charles Martel

L-2134 Luxembourg

Luxembourg
Attention: Oliver Graham

David Bourne

Email:  oliver.graham@ardaghgroup.com

david.bourne@ardaghgroup.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth in this Section 5.7 is used, the earliest notice date established as set forth in this Section 5.7 shall control.

SECTION 5.8     Governing Law; Jurisdiction.  This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement shall be governed by, and construed in accordance with, the Laws of the Grand Duchy of Luxembourg.  Any Action arising in connection with this Agreement shall be submitted to the jurisdiction of the courts of Luxembourg City.

SECTION 5.9     Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

SECTION 5.10   Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)           when a reference is made in this Agreement to an Article or Section, such reference is to an Article or Section of this Agreement;

(b)           the headings preceding the text of Articles and Sections included herein are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)           whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)           the word “or” is not exclusive and is deemed to have the meaning “and/or”;

(e)           the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(f)            all terms defined in this Agreement have the defined meanings when used in any certificate or other document delivered or made available pursuant hereto, unless otherwise defined therein;

(g)           where used with respect to information, the phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant Party or a Representative designated by such Party in writing as acceptable to receive such information on behalf of such Party;

(h)           references to “day” or “days” are to calendar days;

(i)            the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(j)            references to a Person are also to its successors and permitted assigns; and

(k)           when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is not a Business Day, the period in question shall, if applicable, end on the next succeeding Business Day.

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IN WITNESS WHEREOF, the Parties have executed this Shareholders Agreement on the day and year first above written.

ARDAGH GROUP S.A.

By:
Name:
Title:

ARDAGH METAL PACKAGING S.A.

By:
Name:
Title:

[Signature Page to Shareholders Agreement]